Exhibit 99.1

DIGITAL ALLY, INC ANNOUNCES SECOND QUARTER 2022 OPERATING RESULTS

Second Quarter 2022 Revenues Improve 275% Compared to 2021

LENEXA, Kansas (August 15, 2022) – Digital Ally, Inc. (Nasdaq: DGLY) (the “Company”), today announced its operating results for the second quarter of 2022. An investor conference call is scheduled for 11:15 a.m. EDT on Tuesday, August 16, 2022 (see details below).

Highlights for the second quarter ended June 30, 2022

●	Total revenues increased in the second quarter 2022 to $9,351,457 from $2,493,671 in the second quarter 2021 an improvement of $6,857,786 (275.0%). The primary reason for the overall revenue increase is an increase of $6,366,937 (822%), in service revenues from 2021 primarily due to revenues generated by the Company’s recent acquisitions and increased service revenues from the Company’s legacy business. The restoration of public events has begun, although slower than anticipated, thus adversely affecting our installation and situational security revenues. Lastly, the Company’s subscription plan model continues to gain traction in the marketplace, resulting in the Company building and recognizing its recurring revenues.

●	On September 1, 2021, the Company completed the acquisition of Goody Tickets, LLC (“Goody Tickets”) and TicketSmarter, LLC (“TicketSmarter”) (collectively the “TicketSmarter Acquisition”). Goody Tickets and TicketSmarter® are ticket resale marketplaces with seats offered at over 125,000 live events, offering over 48 million tickets for sale through its online platform and mobile application. This acquisition generated additional revenues for the period totaling $4,375,024 in service and product revenues. TicketSmarter revenues are seasonal with the first half of the year generally constrained by the ending of college and professional football events and weather conditions for the start of baseball season. This was especially true this year as Major League Baseball experienced a work stoppage which reduced spring training schedules and delayed the opening of the regular season. The Company expects to see further increases in revenues for the remainder of 2022 and beyond attributable to TicketSmarter. The Company is also seeking additional acquisitions that would complement our TicketSmarter Acquisition, although there can be no assurance that we will be successful in that regard.

●

We have recently entered the revenue cycle management business late in the second quarter of 2021 with the formation of our wholly owned subsidiary, Digital Ally Healthcare, Inc. and its majority-owned subsidiary Nobility Healthcare, LLC (“Nobility Healthcare”). Nobility Healthcare completed its first acquisition on June 30, 2021, when it acquired a private medical billing company, and a second acquisition on August 31, 2021 upon the completion of its acquisition of another private medical billing company. On January 1, 2022, Nobility Healthcare completed the acquisition of 100% of the capital stock of a private dental billing company. Additionally, on February 1, 2022, Nobility Healthcare also completed an asset purchase for a portfolio of a medical billing company. These acquisitions further enhanced the Company’s revenue cycle management operating segment, which provides revenue cycle management solutions to medium to large healthcare organizations throughout the country. These acquisitions, along with the revenue cycle management operating segment’s acquisitions that were previously completed in 2021, generated service revenues of $2,120,738 during the three months ended June 30, 2022. The Company expects to see further increases in revenues for 2022 and beyond attributable to Nobility Healthcare.

Our revenue cycle management operating segment is following a roll-up strategy in the medical billing industry. The venture’s acquisition targets include the approximate 6,000 medical billing companies in the United States, most of which are relatively small and closely-held private companies. Each year a portion of these company owners sell their companies because they want to retire or exit the business for other pursuits. The medical billing market is quite fragmented with the largest companies having less than an estimated 5% of the total market. The Company saw the opportunity to form the venture and provide the capital to make acquisitions and pursue the medical billing company roll-up strategy at a faster pace. We expect our revenue cycle management operating segment to continue its track record of providing efficient medical billing services and practice management services, as well as executing a profitable roll-up strategy.

●	Overall gross profit for the three months ended June 30, 2022 and 2021 was $1,719,078 and $1,260,800, respectively, an increase of $458,278 (36.3%). The overall increase is attributable to the large overall increase in revenues for the three months ended June 30, 2022 and an increase in the overall cost of sales as a percentage of overall revenues to 82% for the three months ended June 30, 2022 from 49% for the three months ended June 30, 2021. Our goal is to improve our margins over the longer term based on the expected margins generated by our new revenue cycle management and ticketing operating segments together with our video solutions operating segment and its expected margins from our EVO-HD, DVM-800, VuLink, FirstVu Pro, FirstVu II, and FirstVu HD. Additionally, we hold that same goal for our ThermoVuTM, ShieldTM disinfectants, as well as our cloud evidence storage and management offering, provided that they gain traction in the marketplace and subject to a normalizing economy in the wake of the COVID-19 pandemic. In addition, if revenues from the video solutions segment increase, we will seek to further improve our margins from this segment through expansion and increased efficiency utilizing fixed manufacturing overhead components. We plan to continue our initiative for more efficient management of our supply chain through outsourcing production, quantity purchases and more effective purchasing practices.

●	Selling, general and administrative expense totaled $8,380,330 and $3,877,684 for the three months ended June 30, 2022 and 2021, respectively, an increase of $4,502,646 (116.1%). The increase was primarily attributable to the recent TicketSmarter and medical billing company acquisitions that were not applicable to the three months ended June 30, 2021.

●	During 2021, the Company issued detachable warrants to purchase a total of 42,550,000 shares of Common Stock in association with the two registered direct offerings that were completed, which raised total funds of approximately $66.6 million. The underlying warrant agreement terms provide for net cash settlement outside the control of the Company in the event of tender offers under certain circumstances. As such, the Company was required to treat these warrants as derivative liabilities which are valued at their estimated fair value as of their issuance date and at each reporting date with any subsequent changes reported in the consolidated statements of operations as the change in fair value of warrant derivative liabilities. The change in fair value for the three months ended June 30, 2022 totaled $5,413,618 which was recognized as a gain for the three months ended June 30, 2022 as compared to a loss of $2,863,422 during the three months ended June 30, 2021.

Management Comments

Stanton E. Ross, Chief Executive Officer of Digital Ally, stated, “We are very pleased to report a 275% increase in total revenues for the second quarter of 2022 as compared to the second quarter of 2021. Additionally, we are able to report a 291% increase in total revenue for the six months ended June 30, 2022 as companied to the same period in 2021. Importantly, we were able to report dramatic improvements in revenue and gross profit through our recent accretive acquisitions beginning in late June of 2021 and continuing through the beginning of 2022. We continue in our excitement surrounding the market’s recent reaction and level of interest in our recent product announcements within our legacy product lines, consisting of our FirstVu Pro, FirstVu II, and QuickVu docking stations, which are continuing to gain momentum throughout the marketplace, particularly when paired with our subscription plan offerings. We are proud to report a 39% increase in our contract liabilities (deferred revenue) from December 31, 2021 to June 30, 2021, evidencing the success being found in the marketplace for our new products and subscription models. We continue to build enthusiasm around the steady success within our revenue cycle management operating segment, as Nobility Healthcare, LLC continues to optimize the profitability of its recent acquisitions through the second quarter of 2022. The numerous acquisitions of medical billing companies we have already completed demonstrate that our roll-up strategy is effective and attractive to potential targets. We look forward to seeing the growth potential of this revenue cycle management operating segment come to fruition and continue throughout 2022 and beyond.”

Ross added: “Additionally, we continue to be thrilled with the addition of TicketSmarter to our growing holdings of solid revenues and growth-potential businesses, as the TicketSmarter Acquisition proved to be accretive to revenues in the first six months of 2022. TicketSmarter generated nearly $11.6 million in revenue over that span, representing about 59% of the Company’s overall revenues in the first six months of 2022. TicketSmarter was able to add five very exciting partners to its vast partnership network: Gannett Media/USA Today, Sinclair Broadcast Group, iHeart Media, Sporting News, and MinuteMedia/Fansided. We are enthusiastic to see TicketSmarter’s results during the latter half of the year, as many of the major professional and collegiate sports’ seasons get underway, many of which we partner with throughout the season. We are excited to see a full year of results of our operation with these new acquisitions and the exciting opportunities and synergies we can utilize throughout the Company. As discussed, we have already put resources to work and plan to continue pursuing and reviewing several opportunities; however, we are proceeding cautiously given the current environment and future uncertainties. We will inform our investors as we attempt to take advantage of new business opportunities and to expand our existing business lines to benefit the Company and its shareholders for the remainder of 2022 and beyond.”

2022 Operating Results

For the three months ended June 30, 2022, our total revenue increased by 275% to approximately $9.4 million, compared with revenue of approximately $2.5 million for the three months ended June 30, 2021.

Gross profit increased 36.3% to $1,719,078 for the three months ended June 30, 2022 versus $1,260,800 for the three months ended June 30, 2021. The overall increase is attributable to the 275% overall increase in revenues for the three months ended June 30, 2022, partially offset by an increase in the overall cost of sales as a percentage of overall revenues to 82% for the three months ended June 30, 2022 from 49% for the three months ended June 30, 2021.

Selling, general and administrative expenses increased approximately 116% to $8,380,330 in the three months ended June 30, 2022 versus $3,877,684 in 2021. The increase was primarily attributable to the recent acquisitions completed in 2021 and 2022. Our selling, general and administrative expenses as a percentage of sales decreased to 90% for the second quarter 2022 compared to 156% in the same period in 2021.

We reported an operating loss of ($6,661,252) for the three months ended June 30, 2022, compared to an operating loss of ($2,616,884) in the same period of 2021.

Total other income increased to $5,979,065 for the three months ended June 30, 2022, compared to total other expense of $2,765,603 in the same period 2021. The increase in other income was attributable to the $5,413,618 change in fair value of warrant derivative liabilities reported in the second quarter 2022, compared to the $2,863,422 change in the same period of 2021. The change in fair value of warrant derivative liabilities was related to reductions in the value of the detachable common stock purchase warrants issued in conjunction with the two registered direct offerings we completed in 2021.

We reported net loss attributable to common stockholders of ($1,065,513), or ($0.02) per share, in the three months ended June 30, 2022 compared to ($5,382,487), or ($0.10) per share, in the same period in 2021. No income tax provision or benefit was recorded in the either second quarter 2022 or 2021 as the Company has maintained a full valuation reserve on its deferred tax assets.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. EDT on Tuesday August 16, 2022, to discuss its operating results for the second quarter of 2022, developments related to its three operating segments, which include the Company’s recent acquisitions, and other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 888-886-7786 and entering conference ID #59160705 a few minutes before 11:15 a.m. EDT on Tuesday August 16, 2022.

A replay of the conference call will be available two hours after its completion, from August 16, 2022 until 11:59 p.m. on October 16, 2022 through our company website.

For additional news and information please visit DigitalAllyCompanies.com or follow additional Digital Ally Inc. social media channels here:

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Generally, these statements can be identified by the use of words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include statements relating to trends in or expectations relating to the effects of our existing and any future initiatives, strategies, investments and plans, including our acquisition strategy, as well as trends in our expectations regarding our future financial results and liquidity position. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. Factors that may cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: (1) our losses in recent years, including during fiscal 2020 and 2019; (2) economic and other risks for our business from the effects of the COVID-19 pandemic, including the impacts on our law-enforcement and commercial customers, suppliers and employees and on our ability to raise capital as required; (3) our ability to increase revenues, increase our margins and return to consistent profitability in the current economic and competitive environment; (4) our operation in developing markets and uncertainty as to market acceptance of our technology and new products; (5) the availability of funding from federal, state and local governments to facilitate the budgets of law enforcement agencies, including the timing, amount and restrictions on such funding; (6) our ability to maintain or expand our share of the market for our products in the domestic and international markets in which we compete, including increasing our international revenues; (7) our ability to produce our products in a cost-effective manner; (8) competition from larger, more established companies with far greater economic and human resources; (9) our ability to attract and retain quality employees; (10) risks related to dealing with governmental entities as customers; (11) our expenditure of significant resources in anticipation of sales due to our lengthy sales cycle and the potential to receive no revenue in return; (12) characterization of our market by new products and rapid technological change; (13) our dependence on sales of our EVO-HD, DVM-800, DVM-250 and FirstVU products; (14) that stockholders may lose all or part of their investment if we are unable to compete in our markets and return to profitability; (15) defects in our products that could impair our ability to sell our products or could result in litigation and other significant costs; (16) our dependence on a few manufacturers and suppliers for components of our products and our dependence on domestic and foreign manufacturers for certain of our products; (17) our ability to protect technology through patents and to protect our proprietary technology and information, such as trade secrets, through other similar means; (18) our ability to generate more recurring cloud and service revenues; (19) risks related to our license arrangements; (20) the fluctuation of our operation results from quarter to quarter; (21) sufficient voting power by coalitions of a few of our larger stockholders, including directors and officers, to make corporate governance decisions that could have a significant effect on us and the other stockholders; (22) the issuance or sale of substantial amounts of our common stock, or the perception that such sales may occur in the future, which may have a depressive effect on the market price of our securities; (23) potential dilution from the issuance of common stock underlying outstanding options and warrants; (24) our additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock; (25) the volatility of our stock price due to a number of factors, including, but not limited to, a relatively limited public float; (26) our ability to integrate and realize the anticipated benefits from acquisitions; (27) our ability to maintain the listing of our common stock on the Nasdaq Capital Market.. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The Company does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its Annual Report on Form 10-K for the year ended December 31, 2021, and other filings with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or

Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2022 AND DECEMBER 31, 2021

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,454,246	$32,007,792
Accounts receivable – trade, net	2,167,280	2,727,052
Other receivables (including $138,384 due from related parties – June 30, 2022 and $158,384 – December 31, 2021, refer to Note 20)	2,798,029	2,021,813
Inventories, net	9,405,954	9,659,536
Prepaid expenses	7,911,435	9,728,782

Total current assets	35,736,944	56,144,975

Property, plant, and equipment, net	8,457,199	6,841,026
Goodwill and other intangible assets, net	18,675,469	16,902,513
Operating lease right of use assets, net	951,928	993,384
Other assets	6,907,281	2,107,299

Total assets	$70,728,821	$82,989,197

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,762,924	$4,569,106
Accrued expenses	1,130,737	1,175,998
Current portion of operating lease obligations	353,646	373,371
Contract liabilities – current portion	1,944,382	1,665,519
Debt obligations – current portion	514,664	389,934
Warrant derivative liabilities	9,285,143	14,846,932
Income taxes payable	11,796	1,827

Total current liabilities	20,003,292	23,022,687

Long-term liabilities:
Debt obligations – long term	754,680	727,278
Operating lease obligation – long term	666,477	688,207
Contract liabilities – long term	4,087,426	2,687,786

Total liabilities	25,511,875	27,125,958

Commitments and contingencies

Stockholders’ Equity:
Common stock, $0.001 par value per share; 100,000,000 shares authorized; shares issued: 47,828,405 shares issued – June 30, 2022 and 50,904,391 shares issued – December 31, 2021	47,828	50,904
Additional paid in capital	125,202,080	124,426,379
Noncontrolling interest in consolidated subsidiary	325,993	56,453
Accumulated deficit	(80,358,955)	(68,670,497)

Total stockholders’ equity	45,216,946	55,863,239

Total liabilities and stockholders’ equity	$70,728,821	$82,989,197

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT

ON FORM 10-Q FOR THE THREE MONTHS ENDED JUNE 30, 2022 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2022 AND 2021

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Revenue:
Product	$2,210,181	$1,719,332	$4,620,241	$3,631,910
Service and other	7,141,276	774,339	15,025,997	1,397,591

Total revenue	9,351,457	2,493,671	19,646,238	5,029,501

Cost of revenue:
Product	2,070,476	1,017,659	4,892,527	2,578,969
Service and other	5,561,903	215,212	11,095,015	377,849

Total cost of revenue	7,632,379	1,232,871	15,987,542	2,956,818

Gross profit	1,719,078	1,260,800	3,658,696	2,072,683

Selling, general and administrative expenses:
Research and development expense	540,222	460,999	1,038,222	909,964
Selling, advertising and promotional expense	2,763,045	870,183	5,542,448	1,466,938
General and administrative expense	5,077,063	2,546,502	10,542,616	5,178,359

Total selling, general and administrative expenses	8,380,330	3,877,684	17,123,286	7,555,261

Operating loss	(6,661,252)	(2,616,884)	(13,464,590)	(5,482,578)

Other income (expense):
Interest income	32,233	90,774	103,595	132,461
Interest expense	(8,501)	(1,365)	(25,511)	(2,793)
Other income (loss)	(381)	—	43,059	—
Gain on extinguishment of debt	—	10,000	—	10,000
Change in fair value of contingent consideration promissory notes	542,096	—	486,046	—
Change in fair value of short-term investments	—	(1,590)	(84,818)	(6,554)
Change in fair value of warrant derivative liabilities	5,413,618	(2,863,422)	5,561,789	21,688,835

Total other income (expense)	5,979,065	(2,765,603)	6,084,160	21,821,949

Income (loss) before income tax benefit	(682,187)	(5,382,487)	(7,380,430)	16,339,371
Income tax benefit	—	—	—	—

Net income (loss)	(682,187)	(5,382,487)	(7,380,430)	16,339,371

Net income attributable to noncontrolling interests of consolidated subsidiary	(383,326)	—	(285,232)	—

Net income (loss) attributable to common stockholders	$(1,065,513)	$(5,382,487)	$(7,665,662)	$16,339,371

Net loss per share information:
Basic	$(0.02)	$(0.10)	$(0.15)	$0.34
Diluted	$(0.02)	$(0.10)	$(0.15)	$0.34

Weighted average shares outstanding:
Basic	48,657,440	51,513,691	49,787,562	48,177,399
Diluted	48,657,440	51,513,691	49,787,562	48,177,399

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT

ON FORM 10-Q FOR THE THREE MONTHS ENDED JUNE 30, 2022 FILED WITH THE SEC)